Exhibit 99.2

Vishay Intertechnology, Inc. Announces Chief Operating Officer Dieter Wunderlich to Retire and Promotion of Business Head for Semiconductors Clarence Tse and Business Head for Passive Components Joel Smejkal

MALVERN, PA—November 16, 2016 – Vishay Intertechnology's (NYSE: VSH) President and Chief Executive Officer Dr. Gerald Paul today announced that Chief Operating Officer Dieter Wunderlich, 64, has decided to retire from Vishay, effective December 31, 2016.

Upon notification of Mr. Wunderlich's retirement, the Board of Directors approved a reporting structure change designed to continue driving Vishay's business for the long-term. Vishay will not replace the COO role, but will broaden responsibilities for two senior leaders, effective January 1, 2017. Clarence Tse, 58, Executive Vice President and Business Head Semiconductors, will report directly to the CEO. Joel Smejkal, 49, currently Senior Vice President and Deputy to the Business Head Passive Components, will as Executive Vice President and Business Head Passive Components also report directly to the CEO.

"On behalf of Vishay, I salute Dieter for his 42 years of continuous service to the Company, and want to thank him for his countless contributions to our business. We have benefitted greatly from his tireless commitment to operational excellence and proven track record of success," said Dr. Paul.

"By establishing P&L responsible Business Groups, Semiconductors and Passive Components, we intend to further increase our focus on the specific challenges these two businesses face," Dr. Paul continued.

Marc Zandman, Executive Chairman of the Board stated, "The Board is focused to set up Vishay not only for excellent short-term performance but to also ensure long-term success. We believe that this organizational change will allow Vishay to meet future challenges even more promptly."

About Vishay

Vishay Intertechnology, Inc., a Fortune 1000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay's product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

Forward-Looking Statements

Statements contained herein that relate to the Company's future performance, including statements with respect to the impact of the Company's organizational structure, are forward-looking statements within the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; delays or difficulties in implementing our cost reduction strategies; changes in foreign currency exchange rates; changes in applicable domestic and foreign tax regulations; and other factors affecting our operations that are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Vishay Intertechnology, Inc.
Peter Henrici
Senior Vice President, Corporate Communications
 +1-610-644-1300